UNTIED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


             Date of Report (Date of earliest event reported) August 25, 1998




                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)




      Arkansas                        0-6253                     71-0407808
(State or other jurisdiction of     (Commission               (I.R.S. employer
 incorporation or organization)     file number)            identification No.)




         501 Main Street, Pine Bluff, Arkansas                       71601
       (Address of principal executive offices)                   (Zip Code)





                                 (870) 541-1000
              (Registrant's telephone number, including area code)








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ITEM 5.  OTHER EVENTS.

         The following is the text of a press release issued by the registrant at 3:05 P.M. Central Standard Time on August 25, 1998:

FOR RELEASE:  Tuesday, August 25, 1998

               SIMMONS FIRST ANNOUNCES ACQUISITION IN NW ARKANSAS

         Pine Bluff, AR -- J. Thomas May, president, chairman and chief executive officer of Simmons First National Corporation (SFNC) and Loyd R. Swope, chairman and chief executive officer of Lincoln Bancshares, Inc. (LBI), announce the execution of a definitive agreement under the terms of which LBI will be merged into Simmons First National Corporation. Stockholders of LBI will receive 301,833 shares of SFNC stock in exchange for LBI shares in the transaction.

         Approximately $475,000 in merger related costs and a $200,000 charge to align the companies' reserve policies are anticipated in connection with the transaction. SFNC anticipates the transaction will be modestly accretive to earnings during 1999.

         The transaction is subject to regulatory approval from the Board of Governors of the Federal Reserve System, Arkansas State Banking Department and the Office of the Comptroller of the Currency. The regulatory applications are expected to be made within 30 days and the approval of shareholders of LBI will be sought in the fourth quarter of 1998. The transaction is expected to close in early 1999.

         LBI owns Bank of Lincoln, Lincoln, Arkansas with consolidated assets, as of June 30, 1998, of $73 million. As a part of the transaction Bank of Lincoln, with banking offices in Lincoln and Prairie Grove, will be merged into Simmons First Bank of Northwest Arkansas during early 1999.

         SFNC presently owns seven banks in Arkansas, conducting banking operations from 40 offices in 21 communities, with consolidated assets of $1.3 billion, as of June 30, 1998. Recently SFNC announced a definitive agreement to purchase American State Bank, Charleston, Arkansas, with offices in Charleston, Fort Smith, Altus and Ozark. After completion of both these transactions, SFNC will conduct banking operations from 47 offices in 26 communities in Arkansas.

         Commenting on the proposed merger, May stated, "We are excited about having Bank of Lincoln as a member of the Simmons First family. Coincidentally, Bank of Lincoln was charted in 1903, the same year Simmons First National Bank opened its doors for business. Loyd Swope and his associates have developed an exceptional community banking philosophy, which is consistent with that of Simmons First National Corporation. The Bank of Lincoln is a well managed institution and one of the most profitable in Northwest Arkansas. Combining the resources will be good for customers and shareholders of both institutions.

         Swope noted, "We are pleased with this merger because it offers our customers in Lincoln and Prairie Grove the benefits of technology that only larger institutions can afford."


FOR MORE  INFORMATION CONTACT:

J. Thomas May
Chairman, President & Chief Executive Officer
Simmons First National Corporation
(870) 541-1103

Loyd R. Swope
Chairman & President
Lincoln Bancshares, Inc.
(501) 824-3232


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          SIMMONS FIRST NATIONAL CORPORATION


Date:   August 25, 1998                           /s/ J. Thomas May
      ---------------------                --------------------------------
                                          J. Thomas May, Chairman, President &
                                                  Chief Executive Officer